Testing the Waters Materials Related to Series #FANTASY7

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#FANTASY7

'97 PLAYSTATION FINAL FANTASY VII

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CURRENT VALUE: $85,000

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#FANTASY7

'97 PLAYSTATION FINAL FANTASY VII

SPECS

FINANCIALS

Initial Offering Share Price	$8.50
Number of Shares	10,000
Initial Offering Market Cap.	$85,000
Storage Location	Rally

ASSET SPECIFICATIONS

Game	Final Fantasy VII
System	PlayStation 1
Manufacturer	Square Co., Ltd.
Production Year	1997
Box Variant	First-party V-Overlap Seam
Box Variant Cont'd	"Made in USA," First Production
Box Variant Cont'd	“Masterpiece” Corrected
Certification No.	574600-038

DESCRIPTION OF SERIES 1997 PLAYSTATION1 FINAL FANTASY VII VIDEO GAME

Investment Overview

- Upon completion of the Series #FANTASY7 Offering, Series #FANTASY7 will purchase a 1997 PlayStation1 Final Fantasy VII graded Wata 9.8 A+ as the Underlying Asset for Series #FANTASY7 (The "Series 1997 PlayStation1 Final Fantasy VII Video Game" or the "Underlying Asset" with respect to Series #FANTASY7 as applicable), the specifications of which are set forth below.
- The PlayStation was released in Japan in December 1994 and launched in the US in September 1995. Sony sold 104.25 million in the PlayStation's 12-year lifespan, 71.32 million more than the N64.
- Final Fantasy VII is the seventh title in the Final Fantasy series and is the first title in the franchise released on the Sony PlayStation.
- The Underlying Asset is a 1997 PlayStation1 Final Fantasy VII graded Wata 9.8 A+.

Asset Description

Overview & Authentication

- Tokyo Telecommunications Engineering Corporation, predecessor of Sony Group Corporation started in May of 1946 as a small company of 20 employees with capital of just 190,000 yen.
- The Sony PlayStation (PS1 or PSX) was a console released by Sony for U.S. Markets in 1995.
- The PlayStation was released in Japan in December 1994 and launched in the US in September 1995. Sony sold 104.25 million in the PlayStation's twelve-year lifespan, 71.32 million more than Nintendo's contemporary console, the N64.
- Square Co., LTD is founded September of 1986.
- Final Fantasy, the first title in the Final Fantasy series was published by Square Co., LTD. for the Nintendo Entertainment System/Famicom in December of 1987.
- Hironubu Sakaguchi was hired by Square after graduating from college to develop games for the Nintendo Famicom, his first two entries Rad Racer (October 1987) and 3D World Runner (September 1987) did not sell well, and because of this he believed his third project would be his last. With nothing to lose he opted to develop a fantasy epic, which would become Final Fantasy.
- Final Fantasy would go onto become one of the best-selling JRPG series for the Famicom/NES and the Super Famicom/SNES with the first Final Fantasy selling 5.193 million units for NES and SNES' Final Fantasy VI selling 8.9 million units.
- Final Fantasy II was released on the SNES in North America in November 1991.
- Square had partnered closely with Nintendo throughout the lifecycles of the NES and SNES systems. It was announced in early 1996 that Square would fully shift their entire lineup exclusively to Sony's hardware, with Final Fantasy VII as the primary release title.
- Final Fantasy VII is the best-selling Final Fantasy title today, shipping in January of 1997 in Japan and September of 1997 in the US. It went on to sell more than 11 million copies.
- Artist Yoshitaka Amano, a concept artist who had started with the original Final Fantasy games in the 80s, was heavily involved with the art and design of FFVII.
- Final Fantasy composer, Nobuo Uematsu, had previously faced hardware limitations in designing sound for the games. PlayStation used CDs instead of cartridges, allowing Uematsu to approach the soundtrack the same way one would approach a film score.
- GamePro named Final Fantasy VII as the best RPG of all time in 2008.
- The movie Final Fantasy VII: Advent Children was released in Japan direct-to-video in September 2005, selling over 2.4 million copies worldwide.
- On June 15, 2015, video game website Siliconera reported Final Fantasy VII was getting a remake that would be released first on PlayStation 4 and other platforms to be announced later.
- As of August 7, 2020, the remake of Final Fantasy VII has sold 5 million units.
- The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.8 A+ with certification number 574600-038.

Notable Features

- The Underlying Asset is a 1997 PlayStation1 Final Fantasy VII graded Wata 9.8 A+.

Notable Defects

- The Underlying Asset's condition is consistent with its condition grade from Wata Games.

Details

Series 1997 PlayStation1 Final Fantasy VII Video Game	
Game	Final Fantasy VII
System	PlayStation1
Manufacturer	Square Co., Ltd.
Production Year	1997
Box Variant	First-party V-Overlap Seam with Sony security label, "Made in USA" label, first production copy
Authentication	Wata Games
Box Grade	9.8
Seal Rating	A+
Certification No.	574600-038

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1997 PlayStation1 Final Fantasy VII Video Game going forward.

#FANTASY7 | $85K

COMPARABLE ASSET VALUE



ASSET VALUE	TRANSACTIONS
+320.8%	4

"Never before have technology, playability, and narrative combined as well as in Final Fantasy VII."

GAMESPOT

September 1997

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#FANTASY7

'97 PLAYSTATION FINAL FANTASY VII

The two words "Final Fantasy" have become synonymous with the role playing game (RPG) genre. Riding a wave of commercial and critical success earned by the first six titles in the series, Japanese developer SQUARE's first foray onto the PlayStation console cemented the franchise's legacy with Final Fantasy VII. The game sold over 11 million copies and remains the top-selling title in franchise history. #FANTASY7 is a 1997 PlayStation Final Fantasy VII Video Game graded Wata 9.8 A+. From the game's first production run, #FANTASY7 represents a pivotal moment in gaming history.

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#FANTASY7 | *Visuals*

Final Fantasy VII's shift from 2-D graphics to a cinematic 3-D aesthetic left a lasting impact on the RPG genre that remains today.

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#FANTASY7 | *Timeline*

May. 1946 Tokyo Telecommunications Engineering Corporation, which would become Sony, is formed.

Sep. 1986 Japanese video game developer SQUARE Is founded.

Mar. 1987 SQUARE enters the North American market with 3-D WorldRunner, an innovative 3D shooter.

Dec. 1987 The first Final Fantasy game is released for the Famicom in Japan. The game would be released three years later in North America.